Exhibit d 5 a

MAINSTAY VP FUNDS TRUST

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of this 1st day of July, 2011 by and between New York Life Investment Management LLC, a Delaware limited liability company (“New York Life Investments”), MacKay Shields LLC, a Delaware limited liability company (“MacKay”) and Madison Square Investors LLC, a Delaware limited liability company, and is approved by MainStay VP Funds Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

WITNESSETH THAT:

WHEREAS, New York Life Investments and the Trust are parties to a Management Agreement (the “Management Agreement”) with respect to each of the Trust’s separate investment series (the “Portfolios”), including the MainStay VP International Equity Portfolio (the "Portfolio"); and

WHEREAS, New York Life Investments and MacKay are parties to a Subadvisory Agreement (the “MacKay Subadvisory Agreement”) with respect to certain of the Trust’s separate investment series, including the Portfolio; and

WHEREAS, as the result of a proposed reallocation of investment management services between MacKay and MSI with respect to the Portfolio, MacKay has informed the Trust that MacKay no longer intends to provide subadvisory services to the Portfolio under the MacKay Subadvisory Agreement and that MacKay wishes to assign all of its duties and obligations under the MacKay Subadvisory Agreement to MSI and have MSI assume the role of subadviser to the Portfolio; and

WHEREAS, MSI has indicated its willingness to accept such assignment and to assume MacKay’s duties and obligations under the MacKay Subadvisory Agreement between MSI and New York Life Investments; and

WHEREAS, MSI currently serves as a subadviser to certain other series in the Trust pursuant to a Subadvisory Agreement between New York Life Investments and MSI (the “MSI Subadvisory Agreement”) and MSI possesses the personnel, resources and expertise necessary in order to serve as a subadviser to the Fund; and

WHEREAS, certain employees of MacKay currently having responsibility for the investment management and oversight of the Portfolio will become employees of MSI in connection with the proposed assignment; and

WHEREAS, MacKay and MSI are deemed to be affiliates of one another for purposes of the 1940 Act due to the fact that they are under the common control of New York Life Investment Management Holdings LLC, and the assignment contemplated hereunder is being made in reliance upon Rule 2a-6 under the 1940 Act; and

WHEREAS, at a meeting of the Board of Trustees of the Trust held on June 29, 2011, the Portfolio was approved by action of the Board to be added to the MSI Subadvisory Agreement in connection with the assignment and assumption contemplated herein with respect to the Portfolio;

NOW, THEREFORE, the parties hereto, intending to be legally abound, agree as follows:

1. ASSIGNMENT. MacKay hereby assigns to MSI all of MacKay’s duties and obligations with respect to the provision of subadvisory services to the Portfolio under the MacKay Subadvisory Agreement.

2. ASSUMPTION. MSI, intending to be legally bound, hereby agrees to assume all of the duties and obligations of MacKay with respect to the provision of subadvisory services to the Portfolio as applicable to MacKay under the MacKay Subadvisory Agreement and accepts the responsibilities and agrees to perform all such services required in connection with the Portfolio.

3. REPRESENTATIONS OF MACKAY. MacKay represents and warrants that: (i) all action required of MacKay to assign its duties and obligations under the MacKay Subadvisory Agreement with respect to the provision of subadvisory services to the Portfolio has been taken, and (ii) this Agreement creates a valid and binding agreement enforceable against MacKay in accordance with its terms.

4. REPRESENTATIONS OF MSI. MSI represents and warrants that: (i) MSI is registered as an investment adviser with the U. S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, and its registration is currently in full force and effect; (ii) MSI is capable and is legally empowered to assume the duties and obligations being assigned to it hereunder and to act as a subadviser to the Portfolio; (iii) all action required of MSI to assume the duties and obligations being assigned to it hereunder has been taken, and (iv) this Agreement creates a valid and binding agreement enforceable against MSI in accordance with its terms.

5. AGREEMENT AND CONSENT OF NEW YORK LIFE INVESTMENTS. New York Life Investments agrees with all actions taken and to be taken under this Agreement and consents to any and all requisite amendments and modifications to the MacKay Subadvisory Agreement, the MSI Subadvisory Agreement, and the Management Agreement.

6. GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, New York Life Investments, MacKay and MSI hereby execute this Agreement as of the day and year first above written.

New York Life Investment Management LLC

		By:	/s/ Stephen P. Fisher

		Name:	Stephen P. Fisher

		Title:	Senior Managing Director

MacKay Shields LLC

		By:	/s/ Lucille Protas

		Name:	Lucille Protas

		Title:	Acting Chief Executive Officer

Madison Square Investors LLC

		By:	/s/ Michael Maquet

		Name:	Michael Maquet

		Title:	Chief Executive Officer

Approved by:

MainStay VP Funds Trust

By:	/s/ Stephen P. Fisher

Name:	Stephen P. Fisher

Title:	President

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